Exhibit 99.1

Sabra Health Care REIT, Inc. Appoints Darrin Smith as Chief Investment Officer and Congratulates Talya Nevo-Hacohen on her Retirement

TUSTIN, Calif., January 5, 2026 (Business Wire) — Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced that Darrin Smith has been appointed Sabra’s Chief Investment Officer, Secretary and Executive Vice President, effective January 1, 2026. Mr. Smith succeeds Talya Nevo-Hacohen, Sabra’s former Chief Investment Officer, Treasurer and Executive Vice President in connection with her retirement on December 31, 2025.

From March 2020 until his appointment as Chief Investment Officer, Mr. Smith served as Sabra’s Executive Vice President, Investments. Mr. Smith previously served as Senior Vice President—Senior Housing Investments at HCP, Inc. (now Healthpeak Properties, Inc.), a healthcare REIT, from January 2010 through December 2018. Prior to joining HCP in 2005, he held various positions in acquisitions and portfolio management for six years at GE Capital Real Estate, most recently as Senior Director of Portfolio Management. Prior to that, Mr. Smith spent over five years in the real estate group of Ernst & Young, LLP managing various audit and consulting engagements. He is a Certified Public Accountant (inactive status) and holds a Bachelor of Science in Accounting degree from California State University, Long Beach.

Commenting on Mr. Smith’s appointment and Ms. Nevo-Hacohen’s retirement, Rick Matros, CEO and Chair, said, “Talya and Darrin have built an incredible team of investment professionals and we look forward to their continued execution under Darrin’s leadership on our healthy pipeline of investment opportunities. On behalf of our Board and shareholders I would also like to congratulate Talya on her retirement and to thank her for her leadership and service to our company since its formation in 2010.”

About Sabra

Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.

CONTACT:

Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com